Exhibit 5.1
September 16, 2022

Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, Deputy General Counsel, Global Corporate Affairs & Corporate Secretary of Kimberly-Clark Corporation (the “Corporation”). This opinion is rendered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of $100,000,000 of deferred compensation obligations under the Kimberly-Clark Corporation Voluntary Deferred Compensation Plan (the “Plan”), which represent unsecured obligations of the Corporation to pay deferred compensation to eligible participants in the future in accordance with the terms of the Plan (the “Deferred Compensation Obligations”).

I, or a member of my staff upon whom I have relied, have examined the Plan and such corporate and other documents and records, and certificates of public officials and officers of the Corporation, as I have deemed necessary for purposes of this opinion. In stating my opinion, I have assumed the genuineness of all signatures of, and the authority of, persons signing any documents or records on behalf of parties other than the Corporation, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible. In addition, I have assumed that, when the Deferred Compensation Obligations are offered and incurred, the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective under the Act and such effectiveness shall not have been terminated or rescinded, and all Deferred Compensation Obligations will be offered in compliance with applicable federal and state securities laws and in the manner stated in the Plan, the Registration Statement and the prospectus forming a part thereof.

Based upon, subject to and limited by the foregoing, it is my opinion that the Deferred Compensation Obligations, when incurred in accordance with the terms of the Plan, will constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with the terms of the Plan.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, my opinions expressed above are subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

The foregoing opinion is limited in all respects to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. The foregoing

Kimberly-Clark Corporation	P.O. Box 61900 Dallas, Texas 75261-9100
(971) 281-1200

September 16, 2022

opinion is expressed solely for the benefit of the addressee hereof and may not be relied upon by any other person or entity without my prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, I hereby consent to the use of my name under the caption “Legal Matters” in the related Section 10(a) Prospectus. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

By:	/s/ Alison M. Rhoten
Alison M. Rhoten